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                                                                    EXHIBIT 12.1

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)
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
                                           -----------------------------------------------------------------
                                            9/30/95         1994         1993          1992          1991
                                           ---------     ---------     ---------     ---------     ---------
Earnings
  Income from continuing operations        $ 219,273     $  70,609     $   7,615     $ 104,217     $  76,642
  Add:
    Loss from unconsolidated affiliate                     117,158         2,538
    Provision for income taxes               140,630        86,203        16,984        68,303        49,160
    Fixed charges                            130,684       101,779        86,615        70,168        68,748
                                           ---------     ---------     ---------     ---------     ---------
  Earnings, as adjusted              (A)   $ 490,587     $ 375,749     $ 113,752     $ 242,688     $ 194,550
                                           =========     =========     =========     =========     =========

Fixed charges
  Other interest expense, including
    interest on capital leases             $  96,054     $  71,780     $  63,851     $  51,203     $  53,173
  Estimated interest component of
    rental expense                            34,630        29,999        22,764        18,965        15,575
                                           ---------     ---------     ---------     ---------     ---------
  Total fixed charges                (B)   $ 130,684     $ 101,779     $  86,615     $  70,168     $  68,748
                                           =========     =========     =========     =========     =========

Ratio of earnings to fixed charges
                      (A) divided by (B)         3.8           3.7           1.3 *         3.5           2.8
                                                 ===           ===           ===           ===           ===
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*  Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges for fiscal 1993 is 3.3.